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                                                              Exhibit (a)(1)(D)

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             ELEVEN MADISON AVENUE
                            NEW YORK, NEW YORK 10010

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                            4 WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10080

                               DIME BANCORP, INC.

                           OFFER TO PURCHASE FOR CASH
                                       BY

                               DIME BANCORP, INC.
                  UP TO 13,607,664 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
   AT A PURCHASE PRICE NOT GREATER THAN $18.00 NOR LESS THAN $16.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, AUGUST 28, 2000, UNLESS THE OFFER IS EXTENDED. DIME MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                  August 1, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Dime Bancorp, Inc., a Delaware corporation, has appointed us to act as the dealer managers in connection with its offer to purchase for cash 13,607,664 shares of its common stock, par value $0.01 per share, at a price not greater than $18.00 nor less than $16.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares.

     Given the prices specified by tendering stockholders and the number of shares tendered and not properly withdrawn, Dime will select the lowest purchase price between $18.00 and $16.00 net per share in cash, without interest, that will allow it to purchase 13,607,664 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

     Dime's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated August 1, 2000, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued under the Stockholder Protection Rights Agreement, dated as of October 20, 1995, as amended, between Dime and The Dime Savings Bank of New York, FSB, as rights agent, and, unless the context requires otherwise, all references to shares shall include the associated preferred stock purchase rights.

     Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 13,607,664 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Dime's expense as soon as practicable following the expiration date.

     Dime reserves the right, in its sole discretion, to purchase more than 13,607,664 shares pursuant to the tender offer, subject to applicable law.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the offer to purchase.
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     Upon the terms and conditions of Dime's offer, if more than 13,607,664 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Dime will purchase properly tendered shares in the following order:

     - First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined in the offer to purchase) who:

        - tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

        - completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

     - Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in section 6 of the offer to purchase, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     - offer to purchase, dated August 1, 2000;

     - letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

     - letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

     - notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

     - guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, August 28, 2000, unless the tender offer is extended.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the dealer managers and the information agent as described in the offer to purchase). Dime will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Dime will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

     In order to properly tender shares under the tender offer, a stockholder must do either (1) or (2) below:

     (1) Provide that the depositary receives the following before the offer expires:

        - one of (a) certificates for the shares, (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in section 3 of the offer to purchase or (c) in the case of shares held in the Dime dividend reinvestment program, completion of the appropriate sections of the letter of transmittal; and

        - one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in
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          section 3 of the offer to purchase in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in section 3 of the offer to purchase; and

        - any other documents required by the letter of transmittal.

     (2) Comply with the guaranteed delivery procedure set forth in section 3 of the offer to purchase.

     Any inquiries you may have with respect to the tender offer should be addressed to Credit Suisse First Boston, Merrill Lynch or to the information agent, Innisfree M&A Incorporated, at their respective addresses and telephone numbers set forth on the back page of the offer to purchase.

     Additional copies of the enclosed material may be obtained from Innisfree M&A Incorporated by calling them at 212-750-5833.

                                       Very truly yours,

                                       Credit Suisse First Boston
                                       Merrill Lynch & Co.

(Enclosures)

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF DIME, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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